Exhibit 11
Woodward Governor Company
Statement Re Computation of Per Share Earnings


                                                 Year Ended September 30,
(in 000's)                                           1997    1996    1995

Primary Earnings per Share:
   Earnings
      Net earnings applicable to common stock    $18,140 $22,178 $11,936

   Shares
      Weighted average number of common shares    11,482  11,570  11,623
      Add:  Dilutive effect of outstanding stock
         options (as determined by application of
         the treasury stock method)                   44       6     -

      Weighted average shares, as adjusted        11,526  11,576  11,623

Primary Earnings per Share                         $1.57   $1.92   $1.03


Fully-Diluted Earnings per Share:
   Earnings
      Net earnings applicable to common stock     18,140  22,178  11,936

   Shares
      Weighted average shares, as adjusted        11,526  11,576  11,623
      Add:  Additional fully-dilutive effect of
         outstanding stock options                     8       4     -

      Weighted average shares, as adjusted for fu 11,534  11,580  11,623

Fully-Diluted Earnings per Share                   $1.57   $1.92   $1.03

Note:
This calculation is submitted in accordance with Regulation S-K item 601(b)
(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.